Exhibit 21.1

List of Subsidiaries

Name		State of Incorporation or Organization
1.	Comstock Cascades, L.C.	Virginia
2.	Comstock Cascades II, L.C	Virginia
3.	Comstock Emerald Farm, L.C.	Virginia
4.	Comstock Holland Road, L.L.C.	Virginia
5.	Comstock Penderbrook, L.C.	Virginia
6.	Comstock Potomac Yard, L.C.	Virginia
7.	Comstock Ventures XVI, L.C.	Virginia
8.	New Hampshire Ave. Ventures, L.L.C.	Virginia
9.	W Street Ventures, L.L.C.	Virginia
10.	Capitol Homes, L.L.C.	North Carolina
11.	Comstock Homes of North Carolina, L.L.C.	North Carolina
12.	Comstock Homes of Washington, L.C.	Virginia
13.	Comstock Opportunities Fund I, L.C.	Virginia
14.	Comstock Property Management, L.C.	Virginia
15.	Comstock Realty, LLC	Virginia
16.	Comstock Real Estate Services, L.C	Virginia
17.	Settlement Title Services, L.L.C.	Virginia
18.	Comstock Newell, L.C.	Virginia
19.	Comstock Yorkshire, L.C	Virginia
20.	Comstock Contracting, L.C.	Virginia
21.	Comstock Eastgate, L.C.	Virginia
22.	Comstock Redland Road, L.L.C.	Virginia
23.	Comstock Quarry Road, L.C.	Virginia
24.	Comstock Popkins Lane, L.C.	Virginia
25.	Comstock Maxwell Square, L.C.	Virginia
26.	Comstock Investors VII, L.C.	Virginia
27.	Comstock Hall Road, L.C.	Virginia
28.	Comstock Highlands, L.C.	Virginia
29.	Comstock Investors VIII, L.C.	Virginia
30.	Comstock Redland Road II, L.C.	Virginia
31.	Comstock Homes of the Carolinas, L.L.C.	North Carolina
32.	Comstock Summerland, L.C.	Virginia
33.	Comstock Mains Heights, L.C.	Virginia
34.	Comstock New Design, L.C.	Virginia